PRIMADONNA RESORTS, INC.

            CONSULTANT NONQUALIFIED STOCK OPTION AGREEMENT

         THIS AGREEMENT dated as of the ____ day of __________, _____, between Primadonna Resorts, Inc., a Nevada corporation
(the "Corporation"), and __________________ (the "Consultant")

                          W I T N E S S E T H

         WHEREAS, pursuant to the 1993 Stock Incentive Plan (the "Plan"), the Corporation has granted to the Consultant effective as of the ____ day of ________, _____ (the "Award Date"), a nonqualified stock option to purchase all or any part of ________ authorized but unissued or treasury shares of Common Stock, $.01 par value, of the Corporation upon the terms and conditions set forth herein and in the Plan.

         NOW, THEREFORE, in consideration of the mutual promises and covenants made herein, the past services (and the expectation of continuing services, including services on the Corporation's
Board of Directors) of Consultant to the Corporation and the mutual benefits to be derived herefrom, the parties agree as follows:

         1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

         2. Grant of Option. This Agreement evidences the Corporation's grant to the Consultant of the right and option to purchase, on the terms and conditions set forth herein and in the Plan, all or any part of an aggregate of ________ shares of the Common Stock at the price of $_____ per share (the "Option"), exercisable from time to time, subject to the provisions of this Agreement and the Plan, prior to the close of business on the day before the tenth anniversary of the Award Date (the "Expiration Date"). Such price equals the fair market value as of the Award Date.

         3. Exercisability of Option. Except as earlier permitted by or pursuant to Section 4(c)(ii) of the Plan or by resolution of the Committee adopted after the date hereof, no shares may be purchased by exercise of the Option until the expiration of twelve (12) months after the Award Date. The Option shall become exercisable in installments as to ______% of the aggregate number of shares set forth in Section 2 hereof (subject to adjustment) on and after the first anniversary of the Award
Date and as to an additional ______% of such aggregate number of shares (subject to adjustment) on each of the _______________ anniversaries of the Award Date.

         To the extent the Consultant does not in any year purchase all or any part of the shares to which the Consultant is entitled, the Consultant has the right cumulatively thereafter to purchase any shares not so purchased and such right shall continue until the Option terminates or expires. Fractional share interests shall be disregarded, but may be cumulated. No fewer than 100 shares may be purchased at any one time, unless the number purchased is the total number at the time available for purchase under the Option.

         4. Method of Exercise of Option. The Option shall be exercisable by the delivery to the Corporation of a written notice stating the number of shares to be purchased pursuant to the Option and accompanied by payment made

                 (a) in cash or by check payable to the order of the Corporation;

                 (b) by exchange of Common Stock of the Corporation, then having been owned by the Consultant for at least six
         (6) months, having a then fair market value (as determined by the Committee) equal to such purchase price;

                 (c) to the extent permitted by the Committee, by promissory note of the Consultant, to be secured by a security interest in the shares issued upon exercise and such other collateral, if any, as the Committee may require;

                 (d) to the extent permitted by the Committee, by reduction in the number of shares of Common Stock deliverable upon exercise by that number of shares which have a then fair market value (as determined by the Committee) equal to such purchase price; or

                 (e) in any combination of the consideration permitted by the foregoing subsections;

subject to such further limitations, rules and procedures as the Committee may from time to time establish as to any non-cash payment.

         Any promissory note shall bear a rate of interest not less than a rate, if any, as required under federal tax law to prevent any imputation of interest, unless such rate exceeds the maximum rate permissible under Nevada law, in which case the rate shall not exceed the maximum permitted under Nevada law. All other terms of such note shall be determined, subject to compliance with applicable laws (including federal margin requirements if applicable), solely by the Committee. All terms and conditions, including whether the note shall become due upon Consultant's termination of services, shall be expressly set forth in the promissory note executed by the Consultant. In addition, the Consultant (or the Consultant's beneficiary or personal representative) shall furnish any written statements required pursuant to Section 10(a) of the Plan.

         5. Effect of Termination of Services or Death; Change in Subsidiary Status. The Option and all other rights hereunder, to the extent not exercised, shall terminate and become null and void at such time as the Consultant ceases to serve as a member of the Corporation's Board of Directors, except that

                 (a) if the Consultant's services terminate by reason of his permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), or as otherwise defined by the Committee), Consultant may at any time within a period of one (1) year after such termination exercise the Option to the extent the Option was exercisable at the date of such cessation;

                 (b) if the Consultant voluntarily ceases to perform services with the consent of the Corporation, Consultant may at any time within a period of three (3) months after such cessation exercise the Option to the extent the Option was exercisable at the date of such termination;

                 (c) if the Consultant dies prior to a termination of service as a member of the Board of Directors of the Corporation or within one (1) year after a termination described in subsection (a) of this Section 5, or within three (3) months after a cessation described in subsection
         (b) of this Section 5, then the Option may be exercised within a period of one (1) year after Consultant's date of death by the Consultant's beneficiary to the extent the Option was exercisable on the date of Consultant's death (or such earlier cessation);

provided, however, that in no event may the Option be exercised by anyone under this Section or otherwise after the Expiration
Date.

         6.  Acceleration of Option Upon Change in Control.

                 (a) Definitions. For the purpose of Section 6, the following capitalized terms shall have the meanings set forth below:

                          i)      "Change in Control" shall mean the date on
which either:

                                  a) the "Gary Primm Group" own less than fifteen percent (15%) of the total voting power of all classes of the Corporation's voting stock, except as a result of sales made in order to pay estate taxes owing as a result of the death of Gary E. Primm;

                                  b) any Person other than the Gary Primm Group or the Primm Family, acting together in a manner which would constitute a group for the purposes of Section 13(d) of the Securities Exchange Act of 1934 as amended (a "13(d) Group"), shall beneficially own (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934 as amended voting power of all classes of the Corporation's voting stock equal to or greater than that owned by the Gary Primm Group;

                                  c)       a 13(d) Group succeeds in having
                                  sufficient of its directors on the
                                  Corporation's Board of Directors such that the 13(d) Group's directors will constitute a majority of the voting power of the Corporation's Board of Directors; or

                                  d)       Gary E. Primm shall cease to be the
                                  Corporation's Chairman of the Board of
                                  Directors, except as a result of his death or disability.

                          ii) "Gary Primm Group" shall mean Gary E. Primm, his executors, administrators, testamentary trustees, heirs, legatees or beneficiaries.

                          iii) "Person" shall mean any legal entity, including but not limited to any individual, corporation, group or assemblage, partnership, limited partnership, joint venture, association, joint stock company, or trust.

                          iv)     "Primm Family" shall mean collective
                          reference to Janet Primm Rosa, Judith Primm
                          Clemetson, Joyce Primm Schweickert, Roger B. Primm and Gregory B. Primm, their respective executors, administrators, testamentary trustees, heirs, legatees and beneficiaries.

                 (b) Acceleration of Option. As to the Option, unless prior to a Change in Control the Committee determines that, upon its occurrence, there shall be no acceleration of benefits under this Agreement or determines that only certain or limited benefits under this Agreement shall be accelerated and the extent to which they shall be accelerated and/or establishes a different time in respect of such event for such acceleration, then upon the occurrence of a Change in Control (i) the Option granted under this Agreement shall become immediately exercisable,
         (ii) any shares of Common Stock purchased pursuant to the Option yet subject to payment of consideration, if any, and such conditions on vesting and such transfer and other restrictions as are established in or pursuant to the Plan shall immediately vest free of restrictions, and (iii) any other rights, including rights to payment, provided for in this Agreement shall immediately vest or become payable to the Employee. The Committee may override the limitations on acceleration in this Section 8 by express provision in this Agreement and may accord the Employee a right to refuse any acceleration, whether pursuant to this Agreement or otherwise, in such circumstances as the Committee may approve. Any acceleration of the Option shall comply with applicable regulatory requirements, including without limitation Section 422 of the Code.

         7. Termination of Option Under Certain Events. The Option to the extent not previously exercised shall terminate upon an event or transaction which the Corporation does not survive
PROVIDED THAT (1) THE CORPORATION OR A SUCCESSOR SHALL HAVE GIVEN
TO CONSULTANT AT LEAST TEN (10) DAYS NOTICE OF ANY SUCH
TERMINATION, AND CONSULTANT SHALL HAVE HAD THE RIGHT PRIOR TO OR SIMULTANEOUSLY WITH THE CONSUMMATION OF THE EVENT OR OTHER TRANSACTION TO EXERCISE HIS OPTION AS TO ALL OR ANY PART OF THE COMMON STOCK SUBJECT TO THIS AGREEMENT, OR (2) THE COMMITTEE
SHALL HAVE PROVIDED FOR AN ADJUSTMENT PURSUANT TO THE PROVISIONS
OF SECTION 7 OF THE PLAN OF THE SECURITIES OR OTHER PROPERTY DELIVERABLE UPON EXERCISE OF THE OPTION.

         8. Non-Transferability of Option. During the Consultant's lifetime, this Option and any other rights hereunder may be exercised only by the Consultant or the Consultant's duly appointed guardian or legal representative. This Option and such rights shall not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of in any way (whether by operation of law or otherwise); provided, however, that nothing in this Section 7 shall prevent transfers by will or by the applicable laws of descent and distribution or, effective
September 1, 1993 (or such later date as may be established by the Committee) pursuant to a "qualified domestic relations order") as defined by the Code.

         9. Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office, to the attention of the Corporate Secretary and to the Consultant at the address given beneath the Consultant's signature hereto, or at such other address as either party may hereafter designate in writing to the other.

         10. Consultant not a Shareholder. Neither the Consultant nor any other person entitled to exercise the Option shall have any of the rights or privileges of a shareholder of the Corporation as to any shares of Common Stock not actually issued and delivered to him prior to delivery of the exercise price and satisfaction of all other conditions precedent to the due exercise of the Option and delivery of shares.

         11. Effect of Award Agreement. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Corporation except to the extent the Committee determines otherwise.

         12. Laws Applicable to Construction. The Option has been granted as of the Award Date, and the interpretation, performance and enforcement of the Option and this Agreement shall be governed by the laws of the State of Nevada.

         13. Plan. The Option and all rights of Consultant thereunder are subject to, and the Consultant agrees to be bound by, all of the terms and conditions of the provisions of the Plan, incorporated herein by this reference. The Consultant acknowledges receipt of a copy of the Plan and agrees to be bound by the terms thereof. Unless otherwise expressly provided in other Sections of this Agreement, provisions of the Plan that confer discretionary authority on the Committee do not (and shall not be deemed to) create any rights in the Consultant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Committee so conferred by appropriate action of the Committee under the Plan after the date hereof.

         IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer and the Consultant has hereunto set his hand.


                               PRIMADONNA RESORTS, INC.
                               (a Nevada corporation)



                               By  __________________________
                                   Gary E. Primm
                                   President
                               Chairman of the Board
                               Chief Executive Officer


                               CONSULTANT
                               Name


                               _______________________________
                                  (Signature)

                               _______________________________
                                  (Address)

                               _______________________________
                                  (CITY, STATE, ZIP CODE)